Exhibit 107

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264845

Calculation of Filing Fee Tables

424(b)(3)

(Form Type)

Recursion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

	Security Type	Security Class Title	Fee Calculation	Amount to be registered(1)	Proposed maximum offering price per Unit(2)	Maximum aggregate offering price	Fee Rate	Amount of registration fee(3)
Newly Registered Securities

Fees to be Paid	Equity	Class A Common Stock, par value $0.00001 per share	457(r)	15,336,734	$10.5845	$162,331,661.02	0.00011020	$17,888.95

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$162,331,661.02		$17,888.95

	Total Fees Previously Paid							0

	Total Fee Offsets							0

	Net Fee Due							$17,888.95

(1)

Represents shares offered by the selling stockholders identified in this prospectus supplement. Includes an indeterminate number of additional shares of common stock that, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholder.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock on the Nasdaq Global Select Market on October 21, 2022.

(3)

Calculated in accordance with Rule 457(r) under the Securities Act. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-264845) paid herewith